                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No.  33-59111

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 12, 1998

                                  $400,000,000

(LOGO)                       THE CHUBB CORPORATION
                       $300,000,000 6.15% NOTES DUE 2005
                     $100,000,000 6.60% DEBENTURES DUE 2018
                            ------------------------

     Interest on the Securities is payable on August 15 and February 15 of each year, commencing February 15, 1999. The Securities will be issued only in registered form in denominations of $1,000 and integral multiples thereof. The Securities will not be redeemable prior to maturity. See "Description of Certain Terms of the Securities" herein and in the accompanying Prospectus.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                                  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                 INITIAL PUBLIC      UNDERWRITING     PROCEEDS TO
                                                OFFERING PRICE(1)    DISCOUNT(2)     COMPANY(1)(3)
                                                -----------------    ------------    -------------
Per 6.15% Note................................     99.944%              .625%          99.319%
Total.........................................   $299,832,000        $1,875,000      $297,957,000
Per 6.60% Debenture...........................     99.913%              .875%          99.038%
Total.........................................   $99,913,000          $875,000       $99,038,000

---------------

(1) Plus accrued interest, if any, from August 17, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $400,000 payable by the Company.
                            ------------------------

     The Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery in New York, New York, on or about August 17, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                LEHMAN BROTHERS

                                 MERRILL LYNCH & CO.

                                              SALOMON SMITH BARNEY

                            ------------------------

           The date of this Prospectus Supplement is August 12, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998.

          2. The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.

          3. Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be made a part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be addressed to The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, Attention: Corporate Secretary (Telephone:
(908) 903-3576).

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     The Prospectus, as supplemented by the Prospectus Supplement, contains and incorporates by reference certain statements which may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include the word or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission (the "Commission") and specifically to: risks or uncertainties associated with the Company's expectations with respect to its activity value analysis program, year 2000 liabilities, its market risk evaluations or with respect to announced real estate plans or premium growth and investment income or cash flow projections and, more generally, to: general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.

                                  THE COMPANY

     The Chubb Corporation ("Chubb" or the "Company"), organized in 1967 as a New Jersey corporation, is a holding company with subsidiaries primarily engaged in the property and casualty insurance business. Chubb traces its history back to the formation in 1882 of Chubb & Son, an underwriter and manager of insurance companies, and the founding in 1901 of its principal property and casualty insurance subsidiary, Federal Insurance Company. Since its founding as a specialized manager of marine insurance, Chubb's property and casualty business has expanded to include most forms of property and casualty coverages. The Company's property and casualty insurance subsidiaries provide insurance coverages principally in the United States, Canada, Europe and parts of Australia, Latin America and the Far East. The Company and its subsidiaries employed approximately 11,000 persons worldwide on December 31, 1997.

     Chubb is a holding company whose primary source of funds for the payment of interest on its obligations or dividends to its stockholders is dividends from its subsidiaries. The amount of dividend distributions to Chubb from its insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments.

                                USE OF PROCEEDS

     Proceeds from the sale of the Securities will be used by the Company for general corporate purposes, which may include the repurchase by the Company of shares of its capital stock.

            RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES OF CHUBB

                                                                                   SIX MONTHS
                                                YEARS ENDED DECEMBER 31,             ENDED
                                          -------------------------------------     JUNE 30,
                                          1993    1994    1995    1996    1997        1998
                                          ----    ----    ----    ----    ----     ----------
Ratio of earnings to fixed charges......  2.73    5.81    7.63    6.30    10.71      20.18

     For the purpose of computing the above ratios of consolidated earnings to fixed charges, earnings consist of income from continuing operations before income taxes and the cumulative effect of changes in accounting principles, plus those fixed charges that were charged against income. Fixed charges consist of interest expense before reduction for capitalized interest and the portion of rental expense (net of rental income from subleased properties), which is considered to be representative of the interest factors in the leases.

                 DESCRIPTION OF CERTAIN TERMS OF THE SECURITIES

GENERAL

     The following descriptions of the particular terms of the 6.15% Notes due 2005 (the "Notes") and the 6.60% Debentures due 2018 (the "Debentures" and, together with the Notes, the "Securities") offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus under the captions "Description of the Indentures, the Debt Securities and the Guaranteed Debt Securities" and "Terms Applicable to Both the Debt Securities and the Guaranteed Debt Securities."

     The Securities will be issued by the Company under the Senior Indenture dated as of October 25, 1989 between the Company and the First National Bank of Chicago, as trustee ("Trustee"). The Senior Indenture is more fully described in the accompanying Prospectus. The Notes will bear interest at 6.15% per annum and mature on August 15, 2005 and the Debentures will bear interest at 6.60% per annum and mature on August 15, 2018. The Securities will bear interest from August 17, 1998, payable in arrears on August 15 and February 15 of each year, commencing on February 15, 1999, to the persons in whose names the Securities are registered on the next preceding August 1 and February 1, respectively. The Securities will be unsecured and un-subordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

     The Securities will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and any integral multiple thereof. The Securities may not be redeemed prior to maturity. All payments of interest and principal will be in U.S. dollars. No service charge will be made for any transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Securities of each series will be represented by a Global Security registered in the name of a nominee of the Depository Trust Company, New York, New York ("DTC"). Except as set forth under "Book-Entry System" below, the Securities will not be issued in certificated form.

DEFEASANCE AND DISCHARGE

     The Senior Indenture contains provisions applicable to the Securities of each series, which provide that the Company will be discharged from any and all obligations in respect of the Securities of such series (except for certain obligations relating to registration of transfer or exchange of Securities of such series, replacement of stolen, lost or mutilated Securities of such series, maintenance of paying agencies and holding of monies in trust) upon the deposit with the Trustee, in trust, of money or Government Obligations (as defined in the Senior Indenture), or both, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest on, the Securities of such series at maturity of such payments in accordance with the terms of the Senior Indenture and Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect, or in lieu thereof, an opinion of such counsel to the effect, that holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. In the event of any such defeasance and discharge, holders of Securities of such series would be able to look only to such trust fund for payment of principal of, and any interest on, their Securities of such series until maturity.

BOOK-ENTRY SYSTEM

     Upon issuance, the Securities of each series will be represented by a global security or securities (the "Global Security"). The Global Security representing the Securities of each series will be deposited with, or on behalf of DTC (the "Depositary"). Upon the issuance of such Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interest by participants in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such Global Security.

     Payment of principal of and interest on each series of Securities will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for such series for all purposes under the Senior Indenture. Neither the company, the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or interest on any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     Neither Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. The Global Security representing each series of Securities is exchangeable for certificated Securities of such series only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and the Company fails within 90 days thereafter to appoint a successor, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the Senior Indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Securities represented by such Global Security. In such event, the Company will issue Securities of the applicable series in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of Securities of such series equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, neither Global Security is exchangeable, except for a Global Security for the same series of Securities of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for the purposes of receiving payment on such Securities, receiving notices and for all other purposes under the Senior Indenture and such Securities. Beneficial interests in any series of Securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Senior Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Senior Indenture. The Depositary will not consent or vote with respect to the Global Security representing a series of Securities. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (the Depositary's partnership nominee) consenting or voting rights to those participants to whose accounts the Securities of a series are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for each series of the Securities will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

     The Securities of each series will trade in the Depositary's same-day funds settlement system until maturity or until such Securities are issued in definitive form, and second market trading activity in such Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), severally, and the Underwriters have agreed to purchase, severally, the principal amount of the Notes and Debentures set forth opposite its name below:

                                                        PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                     UNDERWRITERS                           OF NOTES        OF DEBENTURES
                     ------------                       ----------------   ----------------
Goldman, Sachs & Co. .................................    $ 75,000,000       $ 25,000,000
Lehman Brothers Inc...................................      75,000,000         25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated....      75,000,000         25,000,000
Salomon Brothers Inc..................................      75,000,000         25,000,000
                                                          ------------       ------------
          Total.......................................    $300,000,000       $100,000,000
                                                          ============       ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities, if any are taken.

     The Underwriters propose to offer the Notes and the Debentures in part directly to the public at the public offering prices set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such prices less a concession not in excess of .375% of the principal amount of the Notes and .500% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of each series of the Securities to certain brokers and dealers. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Securities are new issues of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with the offering, the Underwriters may purchase and sell the Notes and the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes and the Debentures; and short positions created by the Underwriters involve the sale by
the Underwriters of a greater number of   Notes and Debentures than they are
required to purchase from the Company in the offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes and the Debentures sold in the offering may be reclaimed by the Underwriters if such Notes and Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price for the Notes and the Debentures which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with the Company and its affiliates.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for the Company by Davis Polk & Wardwell, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Davis Polk & Wardwell and Sullivan & Cromwell will rely upon Shanley & Fisher, P.C., with respect to certain matters of New Jersey law.

PROSPECTUS

(LOGO)
                               U.S. $400,000,000

                             THE CHUBB CORPORATION
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK
                   CHUBB CAPITAL CORPORATION DEBT SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             THE CHUBB CORPORATION
                                      AND
                   WARRANTS TO PURCHASE THE ABOVE SECURITIES
                            ------------------------

    The Chubb Corporation ("Chubb") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of preferred stock (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined below) evidenced by Depositary Receipts (as defined below), and
(iii) shares of common stock, $1.00 par value per share (the "Common Stock"). Subordinated Debt Securities or Preferred Stock may be convertible into Common Stock.

    Chubb Capital Corporation ("Capital," collectively with Chubb, the "Issuers") may also offer from time to time its debt securities (the "Guaranteed Debt Securities") which may be either senior debt securities (the "Guaranteed Senior Debt Securities") or subordinated debt securities (the "Guaranteed Subordinated Debt Securities"). The payment of principal of and premium, if any, and interest on the Guaranteed Debt Securities is unconditionally guaranteed by Chubb. Guaranteed Subordinated Debt Securities may be convertible into Common Stock.

    Chubb or Chubb Capital may also from time to time offer warrants for the purchase of the above-mentioned securities (the "Warrants"), in amounts, at prices and on terms to be determined at the time of the offering.

    The Debt Securities, Preferred Stock, Common Stock, Guaranteed Debt Securities and Warrants are collectively called the "Securities." The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to the initial public offering price of $400,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies). Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities or Guaranteed Debt Securities, whether the Debt Securities or Guaranteed Debt Securities are senior debt securities or subordinated debt securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, (ii) in the case of Preferred Stock, the designation, number of shares or fractional interests therein, liquidation preference per security, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, conversion or exchange provisions, any other rights, preferences, privileges, limitations, and restrictions relating to the Preferred Stock, and any listing on a securities exchange and (iii) in the case of Warrants, the duration, purchase price, exercise price and detachability of such Warrants and a description of the securities for which each Warrant is exercisable.

    Chubb's Common Stock is listed on the New York Stock Exchange under the trading symbol "CB."

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities or Guaranteed Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Chubb or Capital, respectively. The Subordinated Debt Securities or Guaranteed Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as defined below) of Chubb or Capital, respectively.

    The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of Chubb or Capital, as the case may be, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to Chubb or Capital, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                The date of this Prospectus is August 12, 1998.

     CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH OFFERED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH SUCH OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by Chubb, Capital or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.
                            ------------------------

                             AVAILABLE INFORMATION

     Chubb is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by Chubb, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov containing reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. Chubb's Common Stock is listed on the New York Stock Exchange and reports and other information herein and therein concerning Chubb can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Chubb and Capital and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Annual Report on Form 10-K of Chubb for the year ended December 31, 1997, which has been filed with the Commission, is hereby incorporated by reference.

     All documents filed by Chubb after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Offered Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Chubb will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, Attention: Corporate Secretary (Telephone: (908) 903-3576).

                                  THE ISSUERS

     Chubb, organized in 1967 as a New Jersey corporation, is a holding company with subsidiaries primarily engaged in the property and casualty insurance business. Chubb traces its history back to the formation in 1882 of Chubb & Son, an underwriter and manager of insurance companies, and the founding in 1901 of its principal property and casualty insurance subsidiary, Federal Insurance Company. Since its founding as a specialized manager of marine insurance, Chubb's property and casualty business has expanded to include most forms of property and casualty coverages. The Company's property and casualty insurance subsidiaries provide insurance coverages principally in the United States, Canada, Europe and parts of Australia, Latin America and the Far East. The Company and its subsidiaries employed approximately 11,000 persons worldwide on December 31, 1997.

     Chubb is a holding company whose primary source of funds for the payment of interest on its obligations or dividends to its stockholders is dividends from its subsidiaries. The amount of dividend distributions to Chubb from its insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments.

     Chubb's principal executive office is located at 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and its telephone number is (908) 903-2000.

     Capital, organized in 1986 as a New Jersey corporation, is engaged in the business of borrowing by issuing unsecured securities and lending money to Chubb and affiliates of Chubb. Capital's principal executive office is located at 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and its telephone number is (908) 903-2000.

            RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES OF CHUBB

                                                                                    SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,            ENDED
                                            ------------------------------------     JUNE 30,
                                            1993    1994    1995    1996    1997       1998
                                            ----    ----    ----    ----    ----    ----------
Ratio of Consolidated Earnings to Fixed
  Charges.................................  2.73    5.81    7.63    6.30    10.71     20.18

     For the purpose of computing the above ratios of consolidated earnings to fixed charges, earnings consist of income from continuing operations before income taxes and the cumulative effect of changes in accounting principles, plus those fixed charges that were charged against income. Fixed charges consist of interest expense before reduction for capitalized interest and the portion of rental expense (net of rental income from subleased properties), which is considered to be representative of the interest factors in the leases.

                                USE OF PROCEEDS

     Proceeds from the sale of Debt Securities, Preferred Stock, Common Stock and Warrants will be used by Chubb for general corporate purposes. All or a substantial portion of the proceeds from the sale of Guaranteed Debt Securities will be lent by Capital to Chubb or its affiliates, and Chubb or such affiliate will use such proceeds for general corporate purposes. Proceeds from the sale of Securities initially may be temporarily invested in short-term securities.

               DESCRIPTION OF THE INDENTURES, THE DEBT SECURITIES
                       AND THE GUARANTEED DEBT SECURITIES

     The Debt Securities are to be issued under (i) in the case of the Senior Debt Securities, an indenture (the "Senior Indenture"), dated as of October 25, 1989, between Chubb and The First National Bank of Chicago, as trustee (the "Trustee"), or (ii) in the case of the Subordinated Debt Securities, an indenture (the "Subordinated Indenture"), to be executed by Chubb and the Trustee. The Guaranteed Debt Securities are to be issued under (i) in the case of the Guaranteed Senior Debt Securities, an indenture (the "Senior Capital Indenture"), dated as of October 25, 1989, between Capital, Chubb, as guarantor, and the Trustee, or (ii) in the case of the Guaranteed Subordinated Debt Securities, an indenture (the "Subordinated Capital Indenture") to be executed by Capital, Chubb, as guarantor, and the Trustee. Copies of the Senior Indenture, the Subordinated Indenture, the Senior Capital Indenture and the Subordinated Capital Indenture (each an "Indenture," collectively the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of each Indenture are the same in all material respects, except as described below. The following is a summary of certain provisions of each Indenture and does not purport to be complete. Reference is made to each Indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in each Indenture and have the meanings given them in each Indenture. Section references are to each Indenture. Wherever particular sections or defined terms of each Indenture are referred to, such sections or defined terms are incorporated by reference as part of the statements made, and the statement is qualified in its entirety by such reference.

     The Prospectus Supplement will contain any additional or revised information with respect to the senior and subordinated debt outstanding as of the date of the Prospectus Supplement.

                  TERMS APPLICABLE TO BOTH THE DEBT SECURITIES
                       AND THE GUARANTEED DEBT SECURITIES

GENERAL

     None of the Indentures limit the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities or Guaranteed Debt Securities, as the case may be, may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities or Guaranteed Debt Securities, as the case may be, so denominated will be described in the relevant Prospectus Supplement.

     The Debt Securities issued under the Senior Indenture will be unsecured obligations of Chubb. The Guaranteed Debt Securities issued under the Senior Capital Indenture will be unsecured obligations of Capital. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of Chubb. The Guaranteed Debt Securities issued under the Subordinated Capital Indenture will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Capital Indenture to all Senior Indebtedness of Capital (see "Subordination").

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities or Guaranteed Debt Securities, as the case may be, (to the extent such terms are applicable to such Debt Securities or Guaranteed Debt Securities and are not set forth herein) offered pursuant thereto (the "Offered Debt Securities"): (i) whether the Offered Debt Securities will be Debt Securities issued by Chubb or Guaranteed Debt Securities issued by Capital; (ii) designation, aggregate principal amount, purchase price and denomination; (iii) currency or currency units based on or relating to currencies in which such Debt Securities or Guaranteed Debt Securities, as the case may be, are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iv) the date of maturity; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable; (vii) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (viii) any redemption or sinking fund provisions; (ix) any rights of the holders of Offered Debt Securities to convert or exchange the Offered Debt Securities into other securities or property of Chubb or Capital, as the case may be; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to Offered Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities or Guaranteed Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in such Debt Securities or such Guaranteed Debt Securities, as applicable, and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture.

     Debt Securities or Guaranteed Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities or Guaranteed Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or Guaranteed Debt Securities or to certain Debt Securities or Guaranteed Debt Securities issued at par which are treated as having been issued at a discount for United States income tax purposes will be described in the relevant Prospectus Supplement.

     Debt Securities or Guaranteed Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities or Guaranteed Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods of determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

     None of the Indentures contain any covenant or other specific provision to afford protection to holders of the Debt Securities or Guaranteed Debt Securities in the event of a highly leveraged transaction or a change in control of Chubb or Capital, as the case may be, except to the limited extent described under "Consolidation, Merger and Sale of Assets".

GUARANTEE

     Chubb will guarantee (each a "Guarantee") the punctual payment of the principal of, premium, if any, and interest on the Guaranteed Debt Securities, when and as the same are due and payable. Each Guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. Notwithstanding the foregoing, the Guarantees of the Guaranteed Subordinated Debt Securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of Chubb. To evidence the Guarantee, a guarantee, executed by Chubb, will be endorsed on each Guaranteed Debt Security. (Senior Capital Indenture and Subordinated Capital Indenture sec.sec. 3.1, 3.2)

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities, as the case may be, is subordinated in right of payment, as set forth in the Subordinated Debt Securities, Guaranteed Subordinated Debt Securities and the applicable Indenture, to the prior payment in full of all Senior Indebtedness of Chubb or Capital, as applicable, and the Guarantees are subordinated to the prior payment in full of all Senior Indebtedness of Chubb. "Senior Indebtedness" of Chubb or Capital, as the case may be, is defined as the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date of the applicable Indenture or thereafter incurred or created: (a) indebtedness of Chubb or Capital, as the case may be, for money borrowed (including purchase-money obligations) evidenced by notes or other written obligations, (b) indebtedness of Chubb or Capital, as the case may be, evidenced by notes (other than the Offered Securities), debentures, bonds or other securities issued under the provisions of an indenture or similar instrument,
(c) obligations of Chubb or Capital, as the case may be, as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions, (d) indebtedness of others of any of the kinds described in the preceding clauses (a) through (c) assumed or guaranteed by Chubb or Capital, as the case may be, and (e) renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (a) through (d), unless in the case of any particular indebtedness, obligation, renewal, extension or refunding the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to the Subordinated Debt Securities or to the Guaranteed Subordinated Debt Securities. The applicable Indentures, the Subordinated Debt Securities and the Guaranteed Subordinated Debt Securities do not limit the amount of Senior Indebtedness that may be incurred. Information concerning the amount of Senior Indebtedness to which the Debt Securities and the Guaranteed Debt Securities would be subordinate at a then recent date will be set forth in the applicable Prospectus Supplement. (Subordinated Indenture sec. 15.1; Subordinated Capital Indenture sec. 16.1)

     No payment on account of principal of, premium, if any, or interest on the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities, as the case may be, may be made if, at the time of such payment, there exists any default with respect to any Senior Indebtedness and the default is the subject of judicial proceedings or Chubb or Capital, as the case may be, receives notice of the default from any holder of Senior Indebtedness or any trustee therefor. Upon any acceleration of the maturity of the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities, as the case may be, by reason of any Event of Default (as defined below), Chubb or Capital, as the case may be, must give notice of the acceleration to holders of the Senior Indebtedness and may not pay holders of the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities, as applicable, until 120 days after the acceleration and then only if such payment is otherwise permitted at that time. The terms of the Subordinated Indenture and the

Subordinated Capital Indenture provide that neither Chubb nor Capital will issue any subordinated debt unless such debt is pari passu with the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities. In the event of any payment or distribution of assets or securities of Chubb or Capital, as the case may be, upon any dissolution, winding up, total or partial liquidation or reorganization of or similar proceeding relating to Chubb or Capital, as the case may be, all principal of, premium, if any, and interest due on all Senior Indebtedness of Chubb or Capital, as applicable, must be paid in full before the holders of the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities are entitled to receive or retain any payment. By reason of such subordination, in the event of insolvency, creditors of Chubb and/or Capital who are holders of Senior Indebtedness of Chubb or Capital, as the case may be, as well as general creditors of Chubb and/or Capital, may recover more, ratably, than the holders of the Subordinated Debt Securities or the Guaranteed Subordinated Debt Securities, as the case may be. (Subordinated Indenture sec.sec. 15.1, 15.2, 15.3; Subordinated Capital Indenture sec.sec. 16.1, 16.2, 16.3)

MODIFICATION AND WAIVER

     Modifications and amendments of any Indenture may be made by Chubb, and in the case of Indentures to which it is a party, Capital, and the Trustee, with the consent of the record holders of a majority in aggregate principal amount of the outstanding securities issued under the Indenture which are affected by the modification or amendment provided that no such modification or amendment may, without the consent of the record holder of each such security affected thereby, among other things: (a) extend the final maturity of any security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the currency of payment of principal of or interest on any security, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to any security, or impair or affect the right of any security holder to institute suit for the payment thereof or, if the relevant securities provide therefor, any right of repayment at the option of the security holder (b) reduce the aforesaid percentage of securities of any series, the consent of the holders of which is required for any such supplemental indenture, or (c) reduce the percentage of securities of any series necessary to consent to waive any past default under the Indenture to less than a majority, or (d) modify any of the provisions of the sections of such Indenture relating to supplemental indentures with the consent of the holders of securities, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each security affected thereby, provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to "the Trustee" and concomitant changes in such section or the deletion of this proviso. (Senior Indenture and Subordinated Indenture sec. 8.2; Senior Capital Indenture and Subordinated Capital Indenture sec. 9.2)

     A supplemental indenture which changes or eliminates any covenant or other provision of any Indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of securities of any other series. (Senior Indenture and Subordinated Indenture sec. 8.2; Senior Capital Indenture and Subordinated Capital Indenture sec. 9.2)

     Modifications and amendments of any Indenture may be made by Chubb and in the case of Indentures to which it is a party, Capital and the Trustee, without the consent of the holders of any series of securities issued thereunder: (1) to secure any securities issued thereunder; (2) to evidence the succession of another corporation to Chubb or Capital and the assumption by any such successor of the covenants, agreements and obligations of Chubb or Capital, as the case may be, in the Indenture and in the securities issued thereunder; (3) to add to the covenants of Chubb or

Capital or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in such Indenture that may be inconsistent with any other provision of such Indenture or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action shall not adversely affect the interests of the holders of any series of securities issued thereunder; (5) to establish the form and terms of securities issued thereunder; (6) to evidence and provide for a successor Trustee under such Indenture with respect to one or more series of securities issued thereunder or to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (7) to permit or facilitate the issuance of securities in bearer form or to provide for uncertificated securities to be issued thereunder; or (8) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision. (Senior Indenture and Subordinated Indenture sec. 8.1; Senior Capital Indenture and Subordinated Capital Indenture sec. 9.1)

EVENTS OF DEFAULT

     The following will be events of default (each an "Event of Default") under each Indenture with respect to each series of Debt Securities or Guaranteed Debt
Securities: (a) failure to pay principal (or premium, if any) on any of the securities of such series outstanding under such Indenture when due; (b) failure to pay any interest on any of the securities of such series outstanding under such Indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of securities of such series; (d) failure to perform any other covenant of Chubb or Capital, as the case may be, contained in such Indenture continued for 60 days after written notice; and (e) certain events of bankruptcy, insolvency or reorganization of Chubb or, in the case of Guaranteed Debt Securities only, Capital. If an Event of Default shall happen and be continuing, the Trustee in its discretion may, and at the written request of record holders of a majority in aggregate principal amount of the securities of each series affected outstanding under the relevant Indenture and upon being indemnified to its satisfaction shall, proceed to protect and enforce its rights, and those of the record holders of such securities. In case an Event of Default described in (a),
(b), (c) or (d) (if such Event of Default is with respect to less than all series of securities under the relevant Indenture then outstanding) above shall occur and be continuing with respect to any series of securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted Debt Securities or discounted Guaranteed Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default described in (d) (if such Event of Default is with respect to all series of securities under the relevant Indenture then outstanding) or (e) above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all securities then outstanding under the relevant Indenture (treated as one class) may declare the principal (or, in the case of discounted Debt Securities or discounted Guaranteed Debt Securities, the amount specified in the terms thereof) of all outstanding securities to be due and payable. Any Event of Default with respect to a particular series of securities under the relevant Indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding securities of such series (or of all the outstanding securities under the relevant Indenture, as the case may
be), except in each case a failure to pay principal of or premium, if any, or interest on such security. (Senior Indenture and Subordinated Indenture sec. 5.1, 5.10; Senior Capital Indenture and Subordinated Capital Indenture sec. 6.2, 6.10)

     The Trustee may withhold notice to the holders of any default with respect to any series of securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the securities) if the Trustee considers it in the interest of holders to do so. (Senior Indenture and Subordinated Indenture sec. 5.11; Senior Capital Indenture and Subordinated Capital Indenture sec. 6.11)

     Each of Chubb and Capital is required to furnish to the Trustee annually a statement as to its performance or fulfillment of covenants, agreements or conditions in the Indenture and as to the absence of default. (Senior Indenture and Subordinated Indenture sec. 3.5; Senior Capital Indenture and Subordinated Capital Indenture sec. 4.5)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Chubb may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person nor permit any Person to consolidate with, merge into or sell, convey or lease all or substantially all of its assets to Chubb unless Chubb is the surviving corporation or the successor Person is a corporation organized under the laws of any domestic jurisdiction and assumes Chubb's obligations on the Debt Securities, the Guarantees of the Guaranteed Debt Securities, if applicable, and under the Indentures, and after giving effect thereto no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. Senior Indenture and Subordinated Indenture sec.sec. 9.1, 9.2; Senior Capital Indenture and Subordinated Capital Indenture sec.sec. 10.3, 10.4)

     Capital may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person nor permit any Person to consolidate with, merge into or sell, convey or lease all or substantially all of its assets to Capital unless Capital is the surviving corporation or the successor Person is a corporation organized under the laws of any domestic jurisdiction and assumes Capital's obligations on the Guaranteed Debt Securities and under the Senior Capital Indenture and the Subordinated Capital Indenture, and after giving effect thereto no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. (Senior Capital Indenture and Subordinated Capital Indenture sec.sec. 10.1, 10.2)

APPLICABLE LAW

     The Debt Securities, Guaranteed Debt Securities and each Indenture will be governed by and construed in accordance with the laws of the State of New York. (Senior Indenture and Subordinated Indenture sec. 11.8; Senior Capital Indenture and Subordinated Capital Indenture sec. 12.8).

CONCERNING THE TRUSTEE

     The First National Bank of Chicago, 153 West 51 Street, New York, New York 10019, is the Trustee under the Senior Indenture and the Senior Capital Indenture and will be the Trustee under the Subordinated Indenture and the Subordinated Capital Indenture.

                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL

     The authorized capital stock of Chubb consists of 600,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), and 4,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"). As of July 31, 1998, there were issued 175,993,039 shares of Common Stock, of which 10,379,988 were treasury shares and 165,613,051 were outstanding, and Chubb had no Preferred Stock issued or outstanding.

     The following summary of the terms of Chubb's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of New Jersey law and Chubb's Restated Certificate of Incorporation, as amended (the "Charter").

COMMON STOCK

     The holders of shares of Common Stock, subject to the preferential rights of the holders of any shares of Preferred Stock of Chubb, are entitled to dividends when and as declared by the Board of Directors. The holders of the Common Stock have one vote per share on all matters submitted to a vote of the shareholders, and the right to the net assets of Chubb in liquidation after payment of any amounts due to creditors and in respect of the preferred stock of Chubb. Holders of shares of Common Stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Common Stock are, and the shares of Common Stock issued hereunder upon exchange of the Debt Securities, Guaranteed Debt Securities or Preferred Stock will be, fully paid and nonassessable.

     Under New Jersey law and the Charter, the affirmative vote of two-thirds of the votes cast is required for shareholder approval of any merger or any plan of consolidation as well as for any sale, lease, exchange or other disposition of all, or substantially all, of the assets of Chubb, if not in the usual and regular course of its business, and for any liquidation, dissolution or amendment of the Charter. All other shareholder action is decided by a majority of the votes cast at a meeting of shareholders.

     The By-Laws of Chubb provide that the annual meeting of shareholders shall be held on such day in the month of April of each year as is designated by the Board of Directors and as stated in a written notice, which notice is mailed or delivered to each shareholder at least ten days prior to any shareholder meeting. The Charter and the By-Laws provide that shareholder meetings may be held in the State of New Jersey or in the City of New York, State of New York, at such place therein as may from time to time be designated by the Board of Directors.

     The Charter further provides that the Board of Directors has the power, except as provided by statute, in its discretion, to use or apply any funds of Chubb lawfully available therefor for the purchase or acquisition of shares of the capital stock or bonds or other securities of Chubb, in the market or otherwise, at such price as may be fixed by the Board, and to such extent and in such manner and for such purposes and upon such terms as the Board may deem expedient and as may be permitted by law.

     The Transfer Agent and Registrar for Chubb's Common Stock is First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500.

PREFERRED STOCK

     Under the Charter, Chubb is authorized to issue up to 4,000,000 shares of Preferred Stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as are stated in the Charter any amendment thereto establishing such series adopted by the Board of Directors of Chubb.

     Shares of Preferred Stock of Chubb may be issued in one or more series and the shares of all series will rank pari passu and be identical in all respects, except that with respect to each series the Board of Directors may fix, among other things: the rate of dividends payable thereon; the time and prices of redemption; the amount payable upon voluntary liquidation; the retirement or sinking fund, if any; the conversion rights, if any; the voting rights, if any, in addition to the voting right described below; the restrictions, if any, upon creation of indebtedness of Chubb, or any subsidiary thereof, or the issuance of stock ranking on a parity with or senior to the shares of Preferred Stock either as to dividends or upon liquidation; the restrictions, if any, on the payment of dividends upon, or on the acquisition of, the Common Stock or upon any other class or classes of stock of Chubb (other than Preferred Stock) ranking on a parity with or junior to the shares of Preferred Stock either as to dividends or upon liquidation; and the number of shares to comprise such series. Each series of Preferred Stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of assets of Chubb is made on Common Stock. Shares of Preferred Stock that have been issued and reacquired in any manner by Chubb (including shares redeemed, shares purchased and retired and shares that have been converted into shares of another series or class) may be reissued as part of the same or another series of Preferred Stock. In accordance with the foregoing, the 4,000,000 authorized but unissued shares of Preferred Stock may be issued pursuant to resolution of the Board of Directors without the vote of the holders of any capital stock of Chubb.

PREFERRED STOCK DEPOSITARY SHARES

     Chubb may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a deposit agreement (the "Deposit Agreement") between Chubb and the depositary named in the Prospectus Supplement relating to such shares (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections of the Deposit Agreement are referred to, it is intended that such section shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     The Preferred Stock Depositary will distribute to holders of Depositary Receipts all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. (Deposit Agreement sec. 4.01)

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may sell such property and distribute the net proceeds from such sale to such holders. (Deposit Agreement sec. 4.02)

     Upon surrender of a Depositary Receipt at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares.

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Chubb redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the

Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Preferred Stock Depositary. (Deposit Agreement sec. 2.08)

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Chubb will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock. (Deposit Agreement sec. 4.05)

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Chubb and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will terminate only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding-up of Chubb and such distribution has been distributed to the holders of Depositary Receipts. (Deposit Agreement sec.sec. 6.01, 6.02)

     Chubb will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Chubb will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Deposit Agreement sec. 5.07)

     The Preferred Stock Depositary may resign at any time by delivering to Chubb notice of its election to do so, and Chubb may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (Deposit Agreement sec. 5.04)

     The Preferred Stock Depositary will forward to holders of Depositary Receipts all reports and communications from Chubb which are delivered to the Preferred Stock Depositary and which Chubb is required or otherwise determines to furnish to the holders of the Preferred Stock. (Deposit Agreement sec. 4.07)

     Neither the Preferred Stock Depositary nor Chubb will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, willful misconduct or bad faith. Neither Chubb nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Chubb and the Preferred Stock Depositary may rely upon written advice of its counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Deposit Agreement sec. 5.03)

SHAREHOLDERS RIGHTS PLAN

     The Corporation has a Shareholder Rights Plan under which each shareholder has one-quarter of a right (a "Right") for each share of Common Stock held. Each Right entitles the registered holder to purchase from Chubb a unit consisting of one one-hundredth of a share (a "Unit") of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a purchase price (the "Purchase Price") of $225 per Unit. The rights are subject to adjustment to prevent dilution of the interests represented by each Right. The description and terms of the Rights are set forth in the Rights Agreement between Chubb and First Chicago Trust Company of New York, as Rights Agent.

     The Rights are attached to all outstanding shares of Common Stock and trade with the Common Stock until the Rights become exercisable, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of: (i) 10 days following the date (the "Stock Acquisition Date") of any public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 25% or more of the outstanding shares of Common Stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 12, 1989 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the common Stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 12, 1999 unless previously redeemed by Chubb as described below.

     As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the right. In the event that, at any time following the Stock Acquisition Date, (i) Chubb is acquired in a merger or other business combination transaction, or (ii) 50% or more of Chubb's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events described in this paragraph are referred to as "Triggering Events".

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right by the Board of Directors at any time until the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors then in office may determine). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors.

     Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of a majority of the Continuing Directors, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     The term "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time the Acquiring Person becomes such, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

     Until a Right is exercised, the holder will have no rights as a shareholder of Chubb (beyond those as an existing shareholder), including the right to vote or to receive dividends. As long as the Rights are attached to the Common Stock, Chubb will issue one half of a Right with each new share of Common Stock issued.

                            DESCRIPTION OF WARRANTS

     Chubb or Capital may issue Warrants, including Warrants to purchase Debt Securities or Guaranteed Debt Securities ("Debt Warrants") as well as other types of Warrants to purchase Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between Chubb or Capital, as the case may be, and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the warrants being offered pursuant thereto.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities or Guaranteed Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants;
(6) the designation and terms of any related Debt Securities or Guaranteed Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (7) the currency or currencies, including composite currencies or currency units, in which the principal (or premium, if any), or interest, if any, on the Debt Securities or Guaranteed Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities or Guaranteed Debt Securities will be separately transferable; (9) the principal amount of Debt

Securities or Guaranteed Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities or Guaranteed Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; (13) in the case of Debt Warrants issued by Capital, the extent (if any) to which Chubb will guarantee the performance by Capital of its obligations under such Debt Warrants; and (14) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

     Chubb may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Preferred Stock with which such Warrants are issued, and the number of such Warrants issued with each share of Preferred Stock or Common Stock; (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of such Warrants or the exercise price of such Warrants; (7) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (8) if applicable, a discussion of material federal income tax considerations; (9) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (10) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (11) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Corporation will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

     Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise).

     Offers to purchase Offered Securities may be solicited by agents designated by Chubb or Capital, as the case may be, from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by Chubb or Capital, as the case may be, to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act") of the Offered Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Offered Securities, Chubb or Capital, as the case may be, will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Offered Securities.

     If a dealer is utilized in the sale of Offered Securities, Chubb or Capital, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Offered Securities may be solicited directly by Chubb or Capital, as the case may be, and sales thereof may be made by Chubb or Capital, as the case may be, directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Chubb or Capital, as the case may be. Any remarketing firm will be identified and the terms of its agreement, if any, with Chubb or Capital, as the case may be, and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities or Guaranteed Debt Securities remarketed thereby.

     Agents, underwriters, dealers and remarketing firms may be entitled under agreements which may be entered into with Chubb or Capital, as the case may be, to indemnification by Chubb or Capital, as the case may be, against certain liabilities, including liabilities under the 1933 Act, and any such agents, underwriters, dealers or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for Chubb or Capital, as the case may be, in the ordinary course of business.

     If so indicated in the Prospectus Supplement, Chubb or Capital, as the case may be, will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities or Guaranteed Debt Securities from Chubb or Capital, as the case may be, at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities or Guaranteed Debt Securities pursuant to Contracts accepted by Chubb or Capital, as the case may be.

                                    EXPERTS

     The consolidated financial statements of The Chubb Corporation incorporated by reference in the Annual Report (Form 10-K) and the financial statement schedules included therein of Chubb for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report dated February 20, 1998, included or incorporated by reference therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                 LEGAL MATTERS

     The validity of the Offered Securities offered hereby will be passed upon for Chubb or Capital, as the case may be, by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell will rely upon Shanley & Fisher, P.C., with respect to certain matters of New Jersey law.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................  S-2
Cautionary Statements Regarding
  Forward-Looking Statements..........  S-2
The Company...........................  S-3
Use of Proceeds.......................  S-3
Ratio of Consolidated Earnings to
  Fixed Charges of Chubb..............  S-3
Description of Certain Terms of the
  Securities..........................  S-3
Underwriting..........................  S-6
Experts...............................  S-7
Validity of Securities................  S-7

PROSPECTUS
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Issuers...........................    3
Ratio of Consolidated Earnings to
  Fixed Charges of Chubb..............    3
Use of Proceeds.......................    4
Description of the Indentures, the
  Debt Securities and the Guaranteed
  Debt Securities.....................    4
Terms Applicable to Both the Debt
  Securities and the Guaranteed Debt
  Securities..........................    4
Description of the Capital Stock......    9
Description of Warrants...............   14
Plan of Distribution..................   16
Experts...............................   17
Legal Matters.........................   17

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                                  $400,000,000

                             THE CHUBB CORPORATION
                                  $300,000,000
                              6.15% NOTES DUE 2005
                                  $100,000,000
                           6.60% DEBENTURES DUE 2018

                               ------------------
                                     (LOGO)
                               ------------------
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
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